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                                                            EXHIBIT 11

                                                         FERRO CORPORATION

                                       Statement Regarding Computation of Earnings Per Share

                                                                     Six Months Ended June 30, 1994
                                                                    --------------------------------
(Dollars in Thousands)                                                 1994                  1993
                                                                    -----------           ----------
 Primary:

  Weighted average shares and common
  stock equivalents                                                29,290,182            29,435,792

  Net Income                                                       $   23,290            $   26,719


  Less Preferred Stock Dividend
  Net of Tax                                                           (1,780)               (1,753)
                                                                   ----------            ----------

  Income Available to Common
  Shareholders                                                     $   21,510            $   24,966
                                                                   ==========            ==========

  Primary Earnings Per Common Share                                $     0.73            $     0.85(A)
                                                                   ==========            ==========

Fully Diluted:

  Weighted average shares and common
  stock equivalents from above                                     29,290,182            29,435,792

  Adjustments (primarily assumed con-
  version of convertible preferred
  stock)                                                            2,467,337             2,528,804
                                                                   ----------            ----------

                                                                   31,757,519            31,964,596
                                                                   ==========            ==========

  Net Income                                                       $   23,290            $   26,719

  Additional ESOP Contribution,
  Net of Tax                                                           (1,037)               (1,119)
                                                                   ----------            ----------

  Adjusted Net Income                                              $   22,253            $   25,600
                                                                   ==========            ==========

  Fully Diluted Earnings Per Common Share                          $     0.70            $     0.80(A)
                                                                   ==========            ==========

(A)      Before cumulative effect of accounting changes.  Both Primary Earnings and
         Fully Diluted Earnings are $0.15 after the cumulative effect of accounting changes.
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                                      RATIO  OF  EARNINGS  TO  FIXED  CHARGES
                                      PER  REGULATION  S-K  229.503  (ITEM  503)


                                                                           BEFORE
                                                                          ACCT  CHG
                                               JUNE         JUNE            JUNE
                                               1994         1993            1993
                                              -------      -------         -------
  EARNINGS:
     PRE-TAX  INCOME                           37,609       43,621          43,621
         ACCOUNTING  CHANGE                1.       -      (37,764)              -
     ADD:  FIXED  CHARGES                       6,715        5,682           5,682
     LESS:  INTEREST  CAPITALIZATION             (462)        (537)           (537)
                                              -------      -------         -------
        TOTAL  EARNINGS  (LOSS)                43,862       11,002          48,766
                                              =======      =======         =======


  FIXED  CHARGES:
     INTEREST  EXPENSE                          5,853        4,745           4,745
     INTEREST  CAPITALIZATION                     462          537             537
     INTEREST  PORTION  OF
       RENTAL  EXPENSE                            400          400             400
                                              -------      -------         -------
        TOTAL  FIXED  CHARGES                   6,715        5,682           5,682
                                              =======      =======         =======

        TOTAL  EARNINGS  (LOSS)                43,862       11,002          48,766


  DIVIDED  BY:
       TOTAL  FIXED  CHARGES                    6,715        5,682           5,682
                                              -------      -------         -------

        RATIO                                    6.53         1.94            8.58


                         1. PRE-TAX  EFFECT  OF  FASB  106,  ACCOUNTING  FOR RETIREE  BENEFITS.


NOTE:  PREFERRED  DIVIDENDS  ARE  EXCLUDED.  AMORTIZATION  OF  DEBT EXPENSE  AND  DISCOUNTS  AND  PREMIUMS  WERE  DEEMED
       IMMATERIAL  TO  THE  ABOVE  CALCULATION.  INTEREST  PORTION  OF  RENTAL EXPENSE  ARE  CONSERVATIVE  ESTIMATES  BASED  ON
       ACTUAL  AMOUNTS  FROM  PRIOR  YEARS.
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